UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2006

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 31, 2006, the Board of Directors of Autodesk, Inc. (“Autodesk”) approved an Amended and Restated Executive Change in Control Program (the “Plan”). The Plan was originally approved by the Board of Directors in 2000 and provides for certain payments to participants whose employment is terminated without “cause” (as defined in the Plan) within twelve months following a “change in control” (as defined in the Plan), provided the participant executes a release and non competition agreement. Payments to such participants would include: (i) cash payments equal to the participant’s “annual base compensation” and “average annual bonus” (each as defined in the Plan), (ii) the acceleration of vesting of such participant’s unvested stock options with respect to the number of shares that would have otherwise vested within the twelve (12) months following the date of the participant’s termination of employment and (iii) payment of medical, dental and vision insurance coverage for the participant and certain of the participant’s “family members” (as defined in the Plan) for up to twelve (12) months. Participants are designated by the Board of Directors and may change from time to time. The participants include each executive officer of the Company.

The Plan has been amended and restated primarily (i) to provide that payments to participants may also be made if a participant voluntarily terminates his or her own employment on account of “good reason” (as defined in the Plan) within twelve months following a change in control and (ii) to extend its term from three years until such time as it may be terminated by the Board of Directors. Certain tax related changes and other conforming changes have also been made. A copy of the Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Executive Change in Control Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo
Vice President, General Counsel and Secretary

Date: April 6, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Amended and Restated Executive Change in Control Plan.